As filed with the Securities and Exchange Commission on October 3, 2002
Registration No. 333-85034

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

APPLIED IMAGING CORP.
(Exact name of Registrant as specified in its charter)

Delaware	3826	77-0120490
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CARL HULL
Chief Executive Officer
Applied Imaging Corp.
2380 Walsh Avenue, Building B
Santa Clara, California 95051
(408) 562-0250
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DAVID SAUL, Esq.
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (Securities Act), other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock $.001 Par Value	571,500	$2.59	$1,480,185	(1)	$136.18	(2)

(1)
Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based on the average high and low trading price for our common stock on March 22, 2002.

(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which such sale or offer is not permitted

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2002

PROSPECTUS

571,500 Shares

APPLIED IMAGING CORP.

Common Stock

We have prepared this prospectus to allow the selling stockholders named in this prospectus to sell up to 571,500 shares of our common stock. The selling stockholders may offer these shares from time to time through public or private transactions, on or off the Nasdaq National Market. We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

Our common stock is quoted on the Nasdaq National Market under the symbol “AICX”. On October 1, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $1.98 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is complete or truthful. Any representation to the contrary is a criminal offense.

                , 2002

APPLIED IMAGING CORP.

We were founded in 1986 to develop, manufacture and market automated genetic imaging systems for use in cytogenetic laboratories for cancer testing, prenatal testing and other genetic testing applications. Cytogenetics involves the analysis of chromosomes in cells. We sell our products to government and private clinical laboratories, research institutions, universities and pharmaceutical companies located in the U.S., Canada, Europe, Japan and other countries. We also market imaging systems designed for use in plant and animal genetic research programs. In addition, we have received Food and Drug Administration (FDA) clearance for a clinical system to detect micrometastatic cancer cells in bone marrow from cancer patients. Micrometastic cancer cells are generally undetectable using routine cancer screening tests due to their rarity (low frequency of occurence). This system and its research capabilities assists physicians in determining the initial staging of cancer cases, in detecting disease recurrence and in genetically characterizing cancer cells.

We are headquartered in Santa Clara, California, and have facilities in Newcastle in the United Kingdom and League City, Texas. We are the world’s leading provider of automated cytogenetic instrument systems. Our products are sold worldwide through a direct sales force, third-party distributors and independent sales representatives. We employ approximately 90 people worldwide.

We have an installed base of over 2,500 instruments in over 1,000 laboratories and clinics in more than 60 countries. Our CytoVision(R), PowerGene(R) and QUIPS(R) systems are widely utilized because of their ability to analyze human chromosome preparations using powerful software classification algorithms and a specialized user interface. These systems also incorporate the capability to analyze and record images produced by advanced genetic research assays that employ fluorescent in situ hybridization (“FISH”), a technique to detect chromosomal changes in cells using fluorescent-tagged DNA segments. These systems may also use comparative genomic hybridization (“CGH”) techniques to measure the amount of a given genetic sequence in a cell.

Our MDS™ System combines the ability to find targeted cancer cells using bright field microscopy techniques with our decade-long experience in fluorescence microscopy imaging and analysis. Taken together, these technologies allow us to analyze the proteins on or within a cell while simultaneously assessing which genes within that cell have been activated or expressed. Both protein and gene expression data are emerging as required parameters when assessing the precise nature of a given tumor or cancer cell. Gene and protein expression data are increasingly being used to select the most effective cancer therapies for individual patients.

We were incorporated in California in July 1986 and reincorporated in Delaware in October 1996. Our principal executive offices are located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, and our telephone number at that address is (408) 562-0250.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that affect us and our business. Additional risks not currently known to us, risks that we deem not material at this time and risks that affect our business generally may also have an effect on us. If any of the risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or a part of your investment.

We have a history of operating losses and may never achieve profitability.

We have not been profitable since our inception in 1986. We incurred net losses of $3.5 million, $4.2 million and $6.0 million in 2001, 2000 and 1999, respectively. As of June 30, 2002, we have incurred a net loss for the first six months of 2002 of $266,000 and had an accumulated deficit of $42 million. We will continue to incur significant costs as we continue our efforts to market our MDS™ system. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate. If our operating results are below expectations, our stock price could drop.

We have experienced significant fluctuations in our quarterly operating results, and we expect to continue to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their budgeting cycles and spending practices affect our revenues. Factors that may have an influence on our operating results in any particular quarter include:

•	demand for our products,

•	seasonality of our sales,

•	new product introductions by us or our competitors, and the costs and time required for a transition to the new products,

•	delays in the timing of new product introductions due to longer research and development cycles than anticipated,

•	timing of orders and shipments for capital equipment sales,

•	our mix of sales between our distributors and our direct sales force,

•	competition, including pricing pressures,

•	timing and amount of research and development expenses, including clinical trial-related expenditures,

•	foreign currency fluctuations, and

•	delays between our incurrence of expenses to develop new products, including expenses related to marketing and service capabilities, and the timing of sales and payments received for the new products.

In addition, because we develop applications for our imaging systems, a delay in the release of a system would result in a delay in the release of applications for the system.

It is possible in the future that our operating results will be below the expectations of public market analysts and investors. If our operating results fall below market expectations, the price of our common stock could drop significantly.

We have substantial funding requirements. Additional funding may not be available to us or may not be available on acceptable terms.

We have expended and will continue to expend substantial amounts of money for research and development, preclinical testing, planned clinical investigations, capital expenditures, working capital needs and manufacturing and marketing of our products. Our future research and development efforts, in particular, are expected to include development of additional applications of our current cytogenetic products and additional applications for the MDS™ system, which will likely require additional funds.

We expect negative cash flow from operations to continue through at least 2002. In January 2002, we raised $1.0 million in a private placement by selling 571,500 shares of our common stock, which equaled 3.6% of our total outstanding capital stock as of September 16, 2002.

The exact timing and amount of spending required cannot be accurately determined and will depend on several factors, including:

•	progress of our research and development efforts and planned clinical investigations,

•	competing technological and market developments,

•	commercialization of products currently under development by us and our competitors, and

•	market acceptance and demand for our products.

To the extent necessary, we may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies, bank financing and other sources. If we raise funds by issuing equity securities, you will experience dilution of your holdings in our common stock. We cannot assure you that additional financing will be available when needed or on terms acceptable to us. If adequate and acceptable financing is not available, we may have to delay development or commercialization of certain of our products or license to third parties the rights to commercialize certain of our products or technologies that we would otherwise seek to commercialize. We may also reduce our marketing, customer support or other resources devoted to our products. Any of these options could reduce our sales growth and result in continued net losses.

Nasdaq could remove our common stock from the Nasdaq National Market, which could materially adversely affect your investment in our common stock.

Our common stock is quoted on the Nasdaq National Market. We were notified by Nasdaq on November 19, 2001 that we were not in compliance with the minimum $4 million Net Tangible Assets requirement for continued listing on the Nasdaq National Market. We received from Nasdaq a further letter stating that we had until February 19, 2002 to show that we are in compliance with the Net Tangible Assets requirement and to file an 8-K, including pro-forma financial statements, with the Securities and Exchange Commission to attest to such compliance. We completed an equity financing on January 28, 2002 and filed an 8-K on February 19, 2002 disclosing this transaction. Nasdaq subsequently informed us that that we are now in compliance with the listing requirements.

Nasdaq recently promulgated new rules, which make continued listing of companies on both the Nasdaq National Market and the Nasdaq SmallCap Market more difficult. This means for us that, effective November 1, 2002, we will have to meet a new standard requiring equity of $10 million for continued listing on the Nasdaq National Market. This compares to our equity of $6.9 million at June 30, 2002. Alternatively, we can qualify for continued listing on the Nasdaq National Market by meeting various stock market standards including a minimum bid price on our shares of $3.00 per share and a market capitalization of $50 million.

If we continue to experience losses from operations and are unable to raise additional capital, we may be unable to maintain the standards for continued listing on the Nasdaq National Market, and the shares of our common stock could be subject to delisting from the Nasdaq National Market. Trading in our common stock would therefore likely be conducted on the Nasdaq SmallCap Market, which is a significantly less liquid market than the Nasdaq National Market. As a result, an investor could find it more difficult to dispose of our common stock.

In addition, if our common stock were removed from the Nasdaq National Market and did not qualify for listing on the Nasdaq SmallCap Market, our common stock could be subject to the so-called “penny stock” rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in those securities. Consequently, failure to qualify for listing on, or removal from, the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market on our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. Certain “penny stock” rules apply, however, even if our common stock is quoted on the Nasdaq SmallCap Market if our stock price is below $5.00 per share. These rules could further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market.

We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could reduce our sales growth and result in continued net losses.

If we are able to achieve significant growth in our future sales and to expand the scope of our operations, our management, financial, manufacturing and other capabilities, procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems or controls will be adequate to support our operations. We may not be able to design, implement or improve our capabilities, procedures, systems or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

The market for medical diagnostic equipment for cancer, prenatal and other genetic tests is extremely competitive. Our competitors may succeed in developing products, and obtaining related regulatory approvals, faster than us.

The medical diagnostic equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources and production and marketing capabilities than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, our competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

We operate in a consolidating industry, which creates barriers to our market penetration.

The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups “one-stop shopping” for laboratory instruments, supplies and services. Larger suppliers also typically offer annual rebates to their customers based on the customer’s total volume of business with the supplier. The convenience and rebates offered by these larger suppliers are administrative and financial incentives that we do not offer our customers. The success of our future plans will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

We assemble our products from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, such as automated filter wheels, (iii) proprietary hardware for scanning microscopy and (iv) operating systems and proprietary applications software. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

The marketing and sale of our products requires regulatory approval and on-going certifications. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our products and may subject us to significant regulatory fines or penalties.

The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of our products. Our products are marketed in the U.S. according to pre-market notifications to the FDA under Section 510(k) of the U.S. Food, Drug and Cosmetic Act. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may take longer. The premarket approval process generally takes from one to three years from the time FDA files the application, but it can be significantly longer and can be significantly more expensive. Although we have obtained the necessary 510(k) clearance for our products, our 510(k) clearance can be revoked if safety or effectiveness problems develop.

We may need to seek additional regulatory approval for clearances if we modify existing products or intend to market other products under development and cannot be certain that we would obtain 510(k) clearance or premarket approval in a timely manner or at all. If the FDA requires us to seek 510(k) clearance or premarket approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability.

If we fail to comply with Quality System Regulations, our manufacturing operations could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes and those of our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through inspections. We were subject to a QSR inspection in December 2001, as a result of which, the FDA made observations to which we responded. Following our response, the FDA informed us that it did not intend to take further action. We may be inspected in the future and we cannot assure you that we would pass any future inspections. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer.

The marketing and sale of our products outside of the U.S. is subject to regulations, which vary from those in the U.S. Failure to obtain and maintain required regulatory approvals could prevent or delay our ability to market and sell our products in international markets.

The regulatory environment for testing, manufacturing, labeling, distributing, marketing and sale of our products varies from country to country. Currently, some of our products, and modifications to these products, may be subject to pre-market approval in selected countries that are members of the European Union. Our products, and modifications to these products, are also subject to other regulatory requirements in those and other countries. Our failure to comply with applicable regulatory requirements could result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Our products have been classified in Europe as in vitro diagnostic devices (“IVDs”), which are regulated under a different standard than medical devices. As such, our products are subject to the requirements of the In Vitro Diagnostic Medical Device Directive (“IVDD”). An IVD is defined as a device which is a reagent, reagent product, kit, instrument, equipment or system, whether used alone or in combination, intended by the manufacturer to be used in vitro for the examination of samples derived from the human body with a view to providing information on the physiological state, state of health or disease, or congenital abnormality. IVDs are specifically excluded from the provisions of the Medical Device Directive (“MDD”), although IVDs are subject to equally stringent but different controls under the IVDD and other directives. If it is determined that our products are marketed as or intended to be issued as equipment that can produce therapeutic effects or alleviate the symptoms of any disability, injury or illness, the equipment may then fall within the scope of the MDD and product registration and appropriate documentation, including possible clinical trials would be required prior to commercialization. That same medical equipment, if also intended and promoted by us for use in the examination of samples derived from the human body with a view to providing information on the physiological state, state of health or disease, or congenital, abnormality, would be regulated under the IVDD, requiring performance data, including where appropriate, analytical sensitivity, diagnostic sensitivity, analytical specificity, diagnostic specificity, accuracy, repeatability, and reproducibility.

Although our products are currently regulated under the IVDD, European regulatory authorities may independently interpret our marketing and promotional claims as falling within the scope of the MDD, and require us to comply with its differing requirements, including substantiating any therapeutic claims. A redefinition could harm our marketing and sales if we were restricted from marketing or selling our products until we are able to comply with the MDD. Moreover, a member state of the EU or any other European country could adopt other laws or regulations that require approval to market and sell our products.

We depend on distributors to sell our products outside of North America and the United Kingdom. Sales through our distributors may be lower than direct sales efforts and the distributor arrangements could be terminated before the contract period ends.

We rely substantially on independent distributors and sales agents to market and sell our products outside of North America and the United Kingdom. We cannot assure you that distributors and agents will devote adequate resources to support sales of our products.

Under our distribution agreements, we indemnify the distributors against costs, expenses and liabilities relating to litigation regarding our products. Despite our obligations, our distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled.

Our international sales and operations are a significant portion of our business. Changes in international markets and currency fluctuations could lead to a decline in our revenues or result in continued net losses.

We have significant international operations based in the United Kingdom. As of March 1, 2002, approximately 37 employees, constituting approximately 40% of the total number of our employees, were based outside of the U.S. We generate a substantial portion of our revenues from outside of the U.S. In 2001 and 2000, we derived approximately 40% and 44% of our total revenues, respectively, from our customers and distributors outside of the U.S. We expect that international sales will continue to account for a significant portion of our revenues.

The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the jurisdictions in which we operate and sell our products. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have an adverse effect on our financial condition or results of operations. For example, most of our international sales are denominated in U.S. dollars, United Kingdom pounds sterling or European Currency Units. We do not attempt to reduce the risk of currency fluctuations by hedging. Currency fluctuations against the U.S. dollar could substantially reduce our U.S. dollar revenue. Changes in currency exchange rates could also make the products of our competitors less expensive than ours, which could result in our customers purchasing our competitors’ products instead of ours.

Export controls could prevent us from exporting our products to foreign countries or customers, which could cause our sales to decline and result in continued net losses.

Our research, investigational and clinical products are subject to regulation by U.S. Department of Commerce export controls, primarily as they relate to the associated computers. These controls could prevent us from exporting our products to certain countries or customers, which could cause our sales to decline and result in continued net losses.

Our success depends, in part, on our ability to protect our intellectual property rights. We could lose sales and our competitive advantage could be harmed if we are not able to prevent infringement of our intellectual property rights.

We rely primarily on trade secret protection and on our unpatented proprietary know-how in the development and manufacturing of our products. Our trade secrets or proprietary technology could become known or be independently developed by our competitors. In addition, the patents we hold may not be sufficiently broad to protect what we believe to be our proprietary rights. Our issued patents could also be disallowed, challenged or circumvented by our competitors.

We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

Our products could infringe on the intellectual property rights of others, which may lead to costly litigation, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products.

The medical diagnostic equipment industry, in general, is extremely competitive. Litigation among the participants regarding patent and other intellectual property rights is common. Whether or not the litigation has merit, it could be time consuming and expensive for us and divert the attention of our technical and management personnel from other work. We may be involved in litigation to defend against claims of infringement, to enforce our patent rights or to protect our trade secrets. If any other party’s claims are upheld in any litigation or administrative proceeding, we could be prevented from exploiting the subject matter of those claims or forced to obtain licenses from the patent owners or to redesign our products or processes to avoid infringement. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products and could require us to pay substantial damages and/or royalties and/or prevent us from manufacturing and selling our current and future products.

Our customers rely substantially on the availability of third-party reimbursement. Our customers’ failure to obtain sufficient reimbursement from third-party payors could cause our sales and the future growth of our business to decline.

Hospitals, physicians and other health care providers in the U.S. that purchase our products generally rely on third-party payors and other sources for reimbursement of health care costs to reimburse all or part of the cost of the procedures in which our products are used. If hospitals, physicians and other health care providers are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products or products currently under development are intended to be used, our sales and future growth of our business could be adversely affected.

Market acceptance of our products and products under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing health care payment systems in those countries. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. We cannot assure you that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could harm the market acceptance of our products in the international markets in which such approvals are sought.

We depend on key technical, scientific and management personnel. Any difficulty in retaining our current employees or in hiring new employees could harm our ability to maintain and build our business operations.

Our future success depends in significant part upon the continued service of key scientific, technical and management personnel, and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for these personnel is intense, and we cannot assure you that we can retain our key scientific, technical and managerial personnel or that we can attract or retain other highly qualified scientific, technical and managerial personnel in the future. Our key employees include Jack Goldstein, Ph.D., our Chairman, Carl Hull, our President and Chief Executive Officer, Barry Hotchkies, our Chief Financial Officer, Padraig O’Kelly, our Vice President-Operations, Dan Bowman, our Vice President-Worldwide Sales and Marketing and Diane Oates, our Vice President-Regulatory Affairs and Quality Assurance.

We have taken steps to retain our key employees, including the granting of stock options that vest over time, and we have entered into employment agreements with key employees. The loss of key personnel, especially if without advanced notice, or the inability to hire or retain qualified personnel, could harm our ability to maintain and build our business operations. Furthermore, we have no key man life insurance on any of our key employees.

In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers to discourage those employees from leaving. As we hire new employees from our current or potential competitors, we may become a party to one or more lawsuits involving our employees. Any future litigation against us or our employees, regardless of the merit or outcome, may result in substantial costs and expenses to us and may divert management’s attention away from the operation of our business.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

Our existing products and products under development involve one or more software components that facilitate the detection of chromosomal, genetic or protein abnormalities through the interaction of certain imaging algorithms with the sample under examination. This software, including any new versions that may be released, may contain undetected errors or failures. We cannot assure you that, despite testing by us and our customers, all errors will be found in the software components of our products. Errors in our software could result in loss or delay in the market acceptance for our products, lost sales or costly litigation.

A successful products liability claim brought in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

The manufacture and sale of our products involve the risk of product liability claims. We cannot assure you that the coverage limits of our insurance policies will be adequate in the event we are successfully sued. We evaluate our coverage limits on a regular basis and in connection with the introduction of products currently under development. However, liability insurance is expensive and may not be available on commercially reasonably terms, if at all, or in sufficient coverage amounts to cover all eventualities. A successful claim brought against us in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

Insiders have substantial control and could delay or prevent a change in corporate control.

Some of our stockholders, including some executive officers and directors and their affiliates, own over 50% of our outstanding common stock. These stockholders will, to the extent they act together, have the ability to exert significant influence and control over matters requiring the approval of our stockholders. Their interests may be different from yours. Matters that typically require stockholder approval include: (i) election of directors; (ii) approval of a merger or consolidation; and (iii) approval of a sale of all or substantially all of our assets. Accordingly, you may not be able to influence any action we take or consider taking, even if it requires a stockholder vote.

Our stock price has been volatile. It will likely be volatile in the future. You could lose all or a portion of your investment.

The market prices for securities, generally, and for medical diagnostic instrument companies, in particular, including our common stock, have historically been highly volatile. Investment in our common stock is risky, and you could lose all or part of your investment. Many factors could cause the market price of our stock to fluctuate, perhaps substantially, including the announcement of:

•	technological innovations or new products,

•	developments concerning proprietary rights, including patents and litigation matters,

•	publicity regarding actual or potential results with respect to products under development,

•	regulatory developments in the U.S. or other countries,

•	developments in relationships with partners or distributors,

•	public concern as to the safety of new technologies, or

•	changes in financial estimates by securities analysts or our failure to meet those estimates.

In addition, changes in our operating results may cause the market price of our common stock to fluctuate.

Any future sale of a substantial number of shares eligible for resale could depress the trading price of our stock, lower our value and make it more difficult for us to raise capital.

According to Forms 13D and 13G filed by our stockholders, approximately 5,557,226 shares of our common stock and warrants (representing approximately 35% of the total shares outstanding) are held by affiliates and are therefore subject to volume limitations pursuant to Rule 144. In the event any of such stockholders ceases to be an affiliate (for example, by resigning from the Board of Directors and holding less than 10% of the shares outstanding), (i) certain of the shares held by such stockholder will be eligible for immediate resale in the public market and (ii) pursuant to Rule 144(k), certain of such shares will no longer be subject to the manner of sale and volume limitations of Rule 144 and will be eligible for resale in the public market after 90 days from the date such stockholder ceases to be an affiliate. Any sale of a substantial number of shares may have the effect of depressing the trading price of our common stock. In addition, these sales could lower our value and make it more difficult for us to raise capital.

Our preferred shares rights plan, certificate of incorporation, bylaws and Delaware law contain provisions that could prevent or delay a takeover of Applied Imaging and negatively impact shareholder value.

On May 28, 1998, we adopted a preferred shares rights plan. The purpose of the plan is to assure fair value in the event of a future unsolicited business combination or similar transaction involving Applied Imaging. If an individual or entity accumulates or solicits a tender or exchange offer for 20% of our common stock, or 25% in the case of Special Situation Funds and affiliates, the rights become exercisable for additional shares of our preferred stock. The intent of these rights is to encourage a potential acquiror to negotiate with our Board of Directors to increase the consideration paid for our stock. The existence of this plan, however, may deter a potential acquiror, which could negatively impact stockholder value. We also are authorized to issue 6,000,000 shares of undesignated preferred stock, which we may issue without stockholder approval and upon such terms as our Board of Directors may determine.

In addition, our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. Any of these provisions might discourage, delay or prevent a change in the control of Applied Imaging or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements regarding:

•	the progress of our product development programs,

•	sales and financial results,

•	developments with respect to our regulatory approval process, and

•	our expectations as to the various products that we are developing.

In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “predicts,” “potential,” “believes” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading “Risk Factors.” You should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for the reasons described above and elsewhere in this prospectus.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders under this prospectus.

SELLING STOCKHOLDERS

We are registering all 571,500 shares of our common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling stockholders in this prospectus.

The table below sets forth the following information with respect to each selling stockholder as of June 30, 2002: (i) name and, if applicable, the address of the selling stockholder; (ii) the number and percentage of total outstanding shares of our common stock each selling stockholder beneficially owned before this offering; (iii) the number of shares of common stock each selling stockholder is offering; and (iv) the number and percentage of total outstanding shares of our common stock that each selling stockholder will own after the selling stockholder sells all of the shares in this offering. None of the selling stockholders have had a material relationship with us within the last the three years other than as a result of the ownership of the shares or other of our securities. We do not know how long the selling stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

Name and Address of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned before Sale under this Prospectus	Number of Shares Offered	Shares of Common Stock to be Beneficially Owned after Sale under this Prospectus
			Number		Percentage (1)
Special Situations Fund III, L.P. 153 East 53rd Street, 55th Floor New York, NY 10022	1,489,927 (2) & (5)	268,600	1,221,327	(2)	7.7%

Special Situations Private Equity Fund, L.P. 153 East 53rd Street, 55th Floor New York, NY 10022	1,342,172(3) & (5)	211,500	1,130,672	(3)	7.1%

Special Situations Cayman Fund, L.P. 153 East 53rd Street, 55th Floor New York, NY 10022	512,575(4)&(5)	91,400	421,172	(4)	2.7%

(1)	Based on a total of 15,885,281 shares of our common stock outstanding on September 16, 2002.
(2)	Includes 90,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.
(3)	Includes 240,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.
(4)	Includes 30,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.
(5)
MGP Advisors Limited Partnership (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock from time to time. The selling stockholders will act independently from us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the common stock:

•
a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of each selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and,

•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered in this prospectus will be passed on for us by Wilson Sonsini Goodrich & Rosati, PC, Palo Alto, California. David Saul, our Secretary, is a member of Wilson Sonsini Goodrich & Rosati, PC.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about our company and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Woolworth Building, 233 Broadway, New York, New York 10279. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information and thus be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•
Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 27, 2002, as amended by Amendment No. 1 thereto, filed on July 25, 2002, Amendment No. 2 thereto, filed on September 23, 2002 and by Amendment No. 3 thereto, filed on October 3, 2002;

•	Current report filed on Form 8-K on February 13, 2002;

•	Current report filed on Form 8-K on February 19, 2002;

•
Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed on May 15, 2002, as amended by Amendment No. 1 thereto, filed on September 23, 2002 and by Amendment No. 2 thereto, filed on October 3, 2002; and

•	Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002.

•
The description of our common stock contained in the registration statement on Form S-1 filed on June 24, 1996 and amendment number 1 to the registration statement filed on August 26, 1996 and the description of our preferred stock purchase rights contained in Form 8-A filed on June 5, 1998, as amended on April 5, 2002.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Chief Financial Officer, Applied Imaging Corp., 2380 Walsh Road, Building B, Santa Clara, California 95051, telephone number (408) 562-0250.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

571,500 Shares

Applied Imaging Corp.

Common Stock

PROSPECTUS

                    , 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered. Registrant will pay for all such costs and expenses of this offering. All amounts are estimates except the Commission’s Registration Fee.

Commission’s Registration Fee	$136
Printing and Engraving Expenses	$20,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$25,000
Transfer Agent and Registrar Fees	$2,500
Miscellaneous Expenses	$15,000

Total	$137,636

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant’s Certificate of Incorporation and bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

The Registrant’s Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought.

Item 16.    Exhibits.

Exhibits.    See the Exhibit Index following the signature pages of this Registration Statement.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any propectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on October 3, 2002.

APPLIED IMAGING CORP.

By:	/s/ BARRY HOTCHKIES
Barry Hotchkies Vice President and Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ JACK GOLDSTEIN* Jack Goldstein, Ph.D.	Chairman	October 3, 2002

/s/ CARL W. HULL* Carl W. Hull	Chief Executive Officer, President and Director	October 3, 2002

/s/ BARRY HOTCHKIES Barry Hotchkies	Vice President and Chief Financial Officer	October 3, 2002

/s/ JOHN F. BLAKEMORE* John F. Blakemore	Director	October 3, 2002

/s/ ANDRE F. MARION* Andre F. Marion	Director	October 3, 2002

/s/ KIRK RAAB* Kirk Raab	Director	October 3, 2002

/s/ PABLO VALENZUELA* Pablo Valenzuela	Director	October 3, 2002

*By:	/s/ BARRY HOTCHKIES Barry Hotchkies Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description

4.1	*	Form of Common Stock Certificate

4.2	†	Stock Purchase Agreement between Applied Imaging Corp. and certain investors dated January 28, 2002

5.1	†	Opinion of Wilson Sonsini Goodrich & Rosati, PC

23.1		Consent of PricewaterhouseCoopers LLP, independent accountants

23.3	†	Consent of Wilson Sonsini Goodrich & Rosati, PC (see Exhibit 5.1)

24.1	†	Power of Attorney (see page II-4)

*	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.
†	Previously filed.